VARLEN CORPORATION AND SUBSIDIARIES                            Exhibit 11
Computation of Per Share Earnings
    Unaudited
(Thousands, Except Per Share Amounts)
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                                       Three Months Ended  Nine Months Ended
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Primary Earnings Per Share:             10/29/94  10/30/93  10/29/94  10/30/93


Net earnings                         $    4,237 $   2,127 $  11,601 $   8,693

Computation of the Weighted Average Number of
   Shares Outstanding as Used in the Primary
   Earnings Per Share Computation:

   Weighted average number of shares outstanding
                                          4,855     4,825     4,852     4,806

   Shares assumed issued under the treasury
      stock method                          158       165       157       124

   Weighted average number of shares outstanding, as adjusted
                                          5,013     4,990     5,009     4,930


Primary Earnings Per Share:          $     0.85 $    0.43 $    2.32 $    1.76


Fully Diluted Earnings Per Share:

Reconciliation of net earnings per the financial statements to the amount used for the fully diluted computation:

   Net earnings                      $    4,237 $   2,127 $  11,601 $   8,693

   Add interest on 6.5% convertible subordinated
      debentures, net of income tax effects
                                            682       683     2,031     1,177

   Net earnings, as adjusted         $    4,919 $   2,810 $  13,632 $   9,870

Computation of the Weighted Average Number of
   Shares Outstanding as Used in the Fully
   Diluted Earnings Per Share Computation:

   Weighted average number of shares outstanding
                                          4,855     4,825     4,852     4,806

   Shares assumed issued under the treasury
      stock method                          158       166       157       124

   Shares issuable from assumed exercise of
      6.5% convertible subordinated debenture
                                          2,524     2,524     2,524     1,410

   Weighted average number of shares outstanding, as adjusted
                                          7,537     7,515     7,533     6,340


Fully Diluted Earnings Per Share:    $     0.65 $    0.37 $    1.81 $    1.56


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